Exhibit 99.7

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock, par value $0.001 per share (the “Common Stock”), of Entech Solar, Inc. (the “Company”).

This will instruct you whether to exercise rights to purchase shares of Common Stock distributed with respect to the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Company’s prospectus dated October 23, 2009 (the “Prospectus”). I understand that the rights are transferable and that, in lieu of exercising the rights, I may attempt to transfer or sell the rights.

Box 1.    ☐    Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2.    ☐    Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

	Number of Share to Purchase		Subscription Price		Payment

Basic Subscription Right		×	$0.1002	=	Line 1

You are entitled to subscribe for 0.1730 of a share for every right you hold. You must exercise your Basic Subscription Right in full if you elect to exercise your Over-Subscription Privilege.

Over-Subscription Privilege		×	$0.1002	=	Line 2

Shares issued upon exercise of the Over-Subscription Privilege are not limited by the number of rights you hold, but issuance is subject to certain limitations, including proration and availability, as described in the Prospectus.

			Total Payment Required	$

(Sum of Lines 1 & 2 must

equal total amount in

Box 3)

Box 3.    ☐    Payment in the following amount is enclosed $

Box 4.    ☐    Please deduct payment from the following account maintained by you as follows:

Type of Account	Account Number

Amount to be deducted: $

Signature	Date

Please type or print name

Signature	Date

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